                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-85654

         PROSPECTUS SUPPLEMENT NO. 4 TO PROSPECTUS DATED JUNE 21, 2002

                                       OF

                              CALPINE CORPORATION
                                  RELATING TO

                       RESALES BY SELLING SECURITYHOLDERS
                                       OF
                          4% CONVERTIBLE SENIOR NOTES
    AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SENIOR NOTES

     This Prospectus Supplement supplements the Prospectus dated June 21, 2002, as supplemented to date (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The information in the following table supersedes in part and supplements the information in the relevant section in the Prospectus.

                                                                                                 SHARES OF
                                           AGGREGATE                                               COMMON
                                        PRINCIPAL AMOUNT        SHARES OF        SHARES OF   STOCK BENEFICIALLY
                                            OF NOTES              COMMON          COMMON           OWNED
                                       BENEFICIALLY OWNED         STOCK            STOCK      AFTER COMPLETION
SELLING HOLDERS                           AND OFFERED       BENEFICIALLY OWNED    OFFERED     OF THE OFFERING
---------------                        ------------------   ------------------   ---------   ------------------
Arbitex Master Fund L.P. ............       7,300,000             403,984          403,984           0
Amaranth LLC(1)......................      46,175,000           2,555,338        2,555,338           0
Ram Trading, LTD ....................      12,000,000             664,083          664,083           0
Sunrise Partners LLC(2)..............      12,225,000             676,535          676,535           0

---------------

(1) Amaranth LLC has advised that of the $46,175,000 in aggregate principal amount of the Senior Notes it currently owns, $10,500,000 in aggregate principal amount was previously not included in the prospectus.

(2) Sunrise Partners LLC has advised that of the $12,225,000 in aggregate principal amount of the Senior Notes it currently owns, $2,225,000 in aggregate principal amount was previously not included in the prospectus.
                             ---------------------

                   Prospectus Supplement dated August 5, 2002